UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2005

WELLCHOICE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31513	71-0901607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 West 42nd Street New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 476-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-1 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

In the definitive proxy statement of WellChoice, Inc. (the “Company”) for the annual meeting of stockholders held May 18, 2005, as filed with the Securities and Exchange Commission on March 28, 2005 (the “2005 Proxy Statement”), we disclosed our policy for compensating our non-employee directors for their services in 2004 under the section captioned “Compensation of Directors.” The policy included cash compensation (annual stipend, committee chair stipends, meeting fees for board and committee meetings and a separate stipend payable to the Chairman of the Board) and annual stock-based compensation (stock options to purchase 2,666 shares at $39.38 per share and 889 restricted stock units granted in May 2004, valued by the Compensation Committee at an aggregate of $70,000 on the date of grant). The compensation policy also provides for an initial grant of restricted stock units, valued at $30,000, for non-employee directors who first join the Board, in addition to any annual grant that any such directors would receive. We refer you to, and incorporate herein by reference, the section of the 2005 Proxy Statement captioned “Compensation of Directors,” for a complete description of the 2004 compensation policy.

On May 18, 2005, our Board of Directors and Compensation Committee adopted resolutions modifying the director compensation policy for non-employee directors, effective on such date. The Board approved an increase in the annual cash stipend paid to non-employee directors (other than the Chairman of the Board) from $25,000 to $35,000. The Board also approved an increase in the value of the annual stock-based compensation from $70,000 (as described above, previously paid in a combination of restricted stock units and stock options) to $130,000 payable solely in restricted stock units. In accordance with this revised policy, on May 18, 2005, the Compensation Committee granted each non-employee director an award of 2,294 restricted stock units, which vest on May 17, 2006 subject to his or her continued service on the Board, with certain exceptions such as retirement or death. Each restricted stock unit represents one hypothetical share of the Company’s common stock, without voting or dividend rights. The units are issuable into shares following the director’s service with the Board.

The Board also voted to eliminate the policy of granting an initial grant of restricted stock units for a non-employee director who first joins the Board. Under the revised policy, a non-employee director who first joins the Board will receive an annual grant of restricted stock units, pro rata in the case of a director joining at a time other than the annual meeting of stockholders to reflect that portion of the year in which the new director will be serving on the Board.

Item 7.01. Regulation FD Disclosure

On May 18, 2005, at its 2005 Annual Meeting of Stockholders, the holders of common stock and the holder of one share of Class B common stock of the Company voted to elect all five of the Company’s Class III director nominees to serve until the 2008 Annual Meeting of Stockholders and to ratify the reappointment of Ernst & Young LLP as the Company’s auditors for 2005.

From time to time from May 19, 2005 to June 18, 2005, Michael A. Stocker, M.D., President and Chief Executive Officer of the Company, and other members of the Company’s senior management team will be meeting with investors and analysts. Those discussions will focus on the Company’s strategy, tactics and future outlook, and will include a reaffirmation of the Company’s publicly disclosed 2005 financial expectations.

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All of the information furnished under Item 7.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our products or changes in membership including the loss of either the New York City or the New York State account; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see WellChoice’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCHOICE, INC.
(Registrant)

Date: May 18, 2005	By:	/s/ Linda Tiano
	Name:	Linda Tiano
	Title:	Senior Vice President and
General Counsel

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